EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2009 relating to the consolidated financial statements of AMDL, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) as of December 31, 2008 and for each of the years in the two-year period then ended.
We also consent to the use of our name as it appears under the caption “Experts.”
/s/ KMJ CORBIN & COMPANY LLP
Costa Mesa, California
May 15, 2009